Exhibit 99.1

Biotricity Achieves Improved Margins and Efficiencies, and Year-Over-Year Sales Growth for Second Quarter of Fiscal Year 2025

●	Company achieved positive cash flow in September on a current operating basis, before paying interest, dividends and amortization; management expects to continue to see cash flows improve
●	Company reports Q2-FY25 revenue grew by 13% YOY to $3.3 million
●	Gross margins continued to meet management expectations for improvement at 75.3%, a significant improvement from 69.1% for the same period last year
●	Recurring Technology Fee revenue comprised 94% of total revenue with a 79% gross profit percentage
●	Recurring technology fees, additional device sales to existing customers see continued growth
●	Reduced SG&A to $2.25 million from $3.5 million, down 35.5% compared to the same period last year
●	Net loss attributable to common decreased 57.4% to $1.65 million
●	Management continues to drive revenues and efficiencies; at the end of Q2-FY25
●	Management will host its Q2 Fiscal Year 2025 Financial Results Call on Friday, November 15th at 4:30 p.m. ET

REDWOOD CITY, Calif. — November 15, 2024 — Biotricity Inc. (OTCQB: BTCY) (“Biotricity” or the “Company”), a Technology-as-a-Service (TaaS) company operating in the remote cardiac monitor sector of consumer healthcare, today announced its financial results for the second quarter of fiscal 2025 year and (unaudited) ended September 30, 2024.

Dr. Waqaas Al-Siddiq, Biotricity’s Founder & CEO, said, “In the second quarter of fiscal 2025, we continued our mission to produce transformative healthcare technologies, while demonstrating our strong commitment to automation, operational efficiency and financial discipline. Our primary focus remains on driving revenue and margins, and we were pleased to see these metrics trend upwards. This quarter, we continued to leverage our data intelligently, optimizing patient outcomes through continuous development and advancement of our innovative diagnostic solutions.

Our Biocore suite of products, combined with our robust platform, continues to improve in response to feedback received from cardiologists and electrophysiologists who seek to provide superior patient care. We have now recorded hundreds of billions of heartbeats as part of our Cardiac AI cloud. Over the past two years, our solutions have made a significant impact, with more than 50K atrial fibrillation (Afib) diagnoses, a leading cause of stroke . Our technology offers patients the prospect of earlier medical intervention, producing substantial healthcare savings for both patients and the healthcare system.

Building on this success, Biotricity has expanded our AI technology development in remote cardiac care, harnessing proprietary AI technology to develop a suite of predictive remote monitoring tools that enhance new disease profiling, improve patient management, and revolutionize disease prevention. The results for our second quarter demonstrate year-over-year revenue growth and improvements in all key operating metrics- specifically in recurring technology fees, device sales, and gross margins. Throughout this, we’ve maintained a strong focus on cost control and expense management, and we continue to make consistent progress towards our goal of achieving positive cash flow and profitability.”

Q2-FY25 Financial Highlights

●	Revenue increased by 13% YOY to $3.3 million in Q2 FY25
●	Gross profit percentage was 75.3% for the three months ended September 30, 2024, as compared to 69% in the corresponding prior year quarter. This increase in gross margin was primarily attributed to improved margins on technology fees and gained efficiencies in using AI in data processing. Going forward the Company anticipates continued strong performance in overall blended gross margins.
●	Net loss decreased 57% YOY to $1.65 million, or $0.073 per share, from a net loss $3.88 million, or $0.446 per share, in Q2-FY24

Operating Highlights for Q2-FY25

●	Q2-FY25 recurring (TaaS) Technology Fees rose a 12.2% YOY to $3.06 million; 73% of this revenue was flat fee revenue, which grew by 34% from the prior year period, which is a growing percentage of the Company’s business
●	Posted efficiency gains evident in YOY reductions of 9.5% in Cost of Revenue and 34% in Total Operating Expenses for Q2-FY25; Company is driven to reach positive cash flow, driving revenue higher while reducing or holding SG&A stable Achieved positive cash flow on current operating basis, before interest, dividends and amortization achieved at the end of the quarter; next quarter expected to continue to see cash flows improve
●	Company maintained its strong customer retention track record, supported by quality of customer and cardiologist-friendly support services that emphasize accuracy of diagnostics and ease-of-use.
●	Continued to expand its customer base with an increased focus on hospital networks; currently being used by over hundreds of centers across 35 states with thousands of cardiologists

Full details of the Company’s financial results will be filed with the SEC on Form 10-Q and available by visiting www.sec.gov.

Financial Results and Business Update Conference Call

Management will host a conference call on Friday, November 15, 2024 at 4:30 p.m. ET to discuss its financial results for the fiscal 2025 second quarter and provide a business update. Additional details are available under the Investor Relations section of the Company’s website: https://www.biotricity.com/investors/

Event: Biotricity Second Quarter FY 2025 Financial Results and Business Update Call

Date: Friday, November 15, 2024

Time: 4:30 PM ET (1:30 PM PT)

Toll Free: 877-269-7751

International: 1-201-389-0908

Webcast URL: https://viavid.webcasts.com/starthere.jsp?ei=1697705&tp_key=6ae5e1a902

Investors can begin accessing the webcast 15 minutes before the call, where an operator will register your name and organization. The call will be in listen-only mode.

A replay of the call will be available approximately 3 hours after the live call via the Investors section of the Biotricity website at https://www.biotricity.com/investors/.

Toll Free Replay Number: 844-512-2921

International: 1-412-317-6671

Replay Access ID: 13750135

Expiration: November 29, 2024 at 11:59 PM ET

About Biotricity Inc.

Biotricity is reforming the healthcare market by bridging the gap in remote monitoring and chronic care management. Doctors and patients trust Biotricity’s unparalleled standard for preventive & personal care, including diagnostic and post-diagnostic solutions for chronic conditions. The Company develops comprehensive remote health monitoring solutions for the medical and consumer markets. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” “project,” or “goal” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives and goals of management for future operations, including plans, objectives or goals relating to the design, development and commercialization of Bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the regulatory regime in which the Company operates or intends to operate and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. There cannot be any assurance that the Company will ever become profitable. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Contacts

Investor Relations

Biotricity Investor Relations

investors@biotricity.com